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                                                                     Exhibit 4.3

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                           CAPITAL INJECTION AGREEMENT

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                                   Concerning

                CNPC EXPLORATION AND DEVELOPMENT COMPANY LIMITED

                                December 27, 2007


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THIS AGREEMENT is made on December 27, 2007 in Beijing.

BETWEEN:

PARTY A:              PETROCHINA COMPANY LIMITED
Address:              World Tower, 16 Andelu, Dongcheng District, Beijing
Legal Representative: Jiang Jiemin

PARTY B:              CHINA NATIONAL OIL AND GAS EXPLORATION AND DEVELOPMENT
                      CORPORATION
Address: International Investment Building D, No. 6, Fuchengmen Beidajie, Xicheng District, Beijing
Legal Representative: Wang Dongjin

PARTY C:              CNPC EXPLORATION AND DEVELOPMENT COMPANY LIMITED
Address:              International Investment Building D, No. 6, Fuchengmen
                      Beidajie, Xicheng District, Beijing
Legal Representative: Liu Baohe

WHEREAS:

(1) CNPC Exploration and Development Company Limited (hereinafter referred to as "PARTY C") is a limited liability company incorporated and existing in the People's Republic of China, with a registered capital of RMB 100 million. PetroChina Company Limited (hereinafter referred to as "PARTY A") and China National Oil and Gas Exploration and Development Corporation (hereinafter referred to as "PARTY B"), as shareholders of Party C, each holds a 50% equity interest in Party C;

(2) Party A and Party B decide to increase their investment in Party C by a total amount of RMB 16 billion. Party A and Party B will each contribute 50% of the increased capital in cash. That is, Party A and Party B will each pay RMB 8 billion (hereinafter referred to as the "CAPITAL INJECTION").

After friendly consultations between the parties hereto, IT IS AGREED as follows:

1.   CAPITAL INJECTION

1.1 Party C adopted a resolution at its shareholders' meeting to increase its registered capital by RMB 16 billion. Party A and Party B will each contribute 50% of the increased capital.

1.2 Upon completion of the Capital Injection, the total registered capital of Party C will be RMB 16.1 billion. The proportion of Party A and Party B's contribution in Party C's registered capital will remain at 50% each.

2.   PAYMENT, VERIFICATION AND CHANGE REGISTRATION OF THE CAPITAL INJECTION


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2.1  Party A and Party B shall, within 7 working days of the effective date of this Agreement, transfer their respective contribution in full in one lump sum to a bank account designated by Party C.

2.2 The parties hereto agree that after Party A and Party B transfer the increased capital amount to Party C's designated bank account, Party C will engage a qualified Chinese accounting firm to verify the capital injected, and issue a capital verification report within one working day after the money is received at Party C's designated bank account.

2.3 After Party A and Party B transfer the increased capital amount to Party C's designated bank account, Party C shall, on the date of issuance of the capital verification report, register such change in its registered capital with the administrative department of industry and commerce and pay relevant expenses. Party A and Party B shall use their best efforts to cooperate with Party C so that the change registration procedures for the increased capital can be completed as early as possible.

3.   CAPITAL CONTRIBUTION CERTIFICATE; REGISTER OF SHAREHOLDERS

Party C shall issue capital contribution certificates and prepare a register of shareholders based on the actually contributions of Party A and Party B in accordance with the Company Law of the People's Republic of China, other relevant laws and regulations and this Agreement.

4.   REPRESENTATIONS AND WARRANTIES

4.1 The parties hereto all have full and independent legal status and capacity, and have obtained all necessary approvals and authorizations for the execution, delivery and performance of this Agreement.

4.2 The execution of this Agreement and the performance of the obligations hereunder by the parties hereto will not violate any laws, rules and regulations, or any governmental authorizations or approvals; nor will they conflict with any contract or agreement to which any of the parties hereto is a party or by which the assets of any of the parties hereto is bound.

4.3 The execution and performance of this Agreement by the parties hereto will not violate any other legal obligations owed by the parties hereto.

5.   DEFAULT LIABILITY

The parties hereto shall perform this Agreement voluntarily based on the principles of honesty and good faith. If any of the parties hereto fails to perform its obligations hereunder and causes the Agreement to fail of its purpose, the party in default shall indemnify the other parties for the economic losses they have thus sustained.

6.   AMENDMENT

Any amendment to this Agreement may only become effective after it is agreed by all parties hereto through consultations and made by an instrument in writing.


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7.   GOVERNING LAW

The formation, validity and interpretation of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the People's Republic of China.

8.   DISPUTE RESOLUTION

Any dispute arising out of or in connection with this Agreement shall be settled through friendly consultations by the parties hereto. In the event such dispute cannot be settled through consultations, it shall be referred to, and finally settled by arbitration in accordance with the arbitration rules then in effect of, China International Economic and Trade Arbitration Commission.

9.   CONFIDENTIALITY

None of the parties hereto shall disclose the content of this Agreement and related confidential information to any third party (other than the shareholders, legal counsels, financial counsels and other professional counsels of the parties hereto) without the consent of all other parties, unless the disclosure is mandated by relevant laws and administrative rules, government bodies or other supervisory authorities.

10.  FORCE MAJEURE

10.1 If the Agreement cannot be performed or cannot be performed as agreed as a direct result of any force majeure event that is unforeseeable and the occurrence and consequences of which are unpreventable and unavoidable, such as earthquake, typhoon, flood, fire and war, the parties hereto will decide on whether to terminate this Agreement, or to waive part of the obligations hereunder, or to delay the performance of the Agreement, in accordance with relevant laws and regulations.

10.2 If the Agreement cannot be performed or cannot be performed as agreed as a result of any change in laws or policies of the country, the parties hereto shall decide on whether to terminate this Agreement or to waive part of the obligations hereunder through consultations.

10.3 Upon the occurrence of a force majeure event, the party affected shall notify the other parties hereto immediately, and provide within fixteen
     (15) days valid proof issued by a notary office of the place where the force majeure event has occurred.

11.  EFFECTIVENESS

11.1 This Agreement shall become effective on the date first above written after being signed by the parties hereto.

11.2 This Agreement is made in six (6) originals, with each of the parties hereto holding 2 originals. All originals shall have the same legal force and effect.


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(NO TEXT ON THIS PAGE. SIGNATURE PAGE ONLY.)

Party A: PetroChina Company Limited

Legal Representative or Authorized Representative
(Signature and Seal): /s/ Li Hualin

Party B: China National Oil and Gas Exploration and Development Corporation

Legal Representative or Authorized Representative
(Signature and Seal): /s/ Wang Dongjin

Party C: CNPC Exploration and Development Company Limited

Legal Representative or Authorized Representative
(Signature and Seal): /s/ Liu Baohe


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